EMPLOYMENT AGREEMENT

        This Agreement dated as of November 28, 2001, by and between FIVE STAR GROUP, INC. ("Five Star"), a Delaware Corporation (hereinafter called the Company") and CHARLES DAWSON (hereinafter called the "Employee").

        WHEREAS, the Company desires to employ Employee upon the terms and conditions hereinafter set forth and Employee is willing to serve in the employ of the Company on a full-time basis upon the terms and conditions hereinafter stated;

        NOW, THEREFORE, the Company and Employee, each in consideration of the promises of the other hereafter contained, agree as follows:

        1. Term, Position and Responsibilities. Employee agrees to serve as the President of the Company, except as otherwise provided for herein, and to devote all his business time, energy and ability to the Company for a period commencing on January 1, 2002 and terminating on December 31, 2005, (the "Employment Term"), unless sooner terminated in accordance with the provisions of this Agreement. Employee shall have the position, duties and responsibilities delegated to him from time to time by the Board of Directors of the Company, provided however, the Board of Directors by a 2/3rd vote shall have the power to assign Employee to another responsible position. The services to be rendered to the Company by the Employee pursuant to this Agreement shall include, but not be limited to, managing all aspects of the Company's business.

        2. Loyalty and Diligence. Employee shall at all times exert his best efforts to promote the success of the Company and shall discharge his duties and responsibilities in a trustworthy manner. Employee shall do nothing which will in any way impair or prejudice the name or reputation of the Company.

        3. Base Salary. During the Employment Term, subject to all of the terms and conditions of this Agreement, Employee shall be paid an annual base salary of $225,000, payable in weekly installments, less such deductions or amounts to be withheld as shall be required by law. Effective as of the second year of the Employment Term, the base salary then in effect shall be increased by at least 3% annually.


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        4. Bonus.

           4.1 2002 Bonus

           Employee's target bonus, subject to all of the terms and conditions of this Agreement, shall be $100,000, and shall be calculated based upon two components: 1) earnings growth, and, 2) meeting company goals, weighted 75% and 25%, respectively. The earnings component of the bonus amount for 2002 will be determined from the table below:


         FY02 Earnings                               Bonus Amount

         $0 - FY01 Earnings                          $         0
         FY01 Earnings + $1 million                       20,000
         FY01 Earnings + $2 million                       40,000
         FY01 Earnings + $3 million                       55,000
         FY01 Earnings + $4 million                       75,000

         The goals component of the bonus for 2002 will be determined by the Steering Team at the conclusion of the year. The Steering Team shall consist of Jerome I. Feldman, Scott Greenberg, John Moran, Steve Schilit, Bruce Sherman and Employee. The Board of Directors shall determine whether earnings growth resulting from acquisitions will be included in Employee's bonus determination. The total bonus will be the sum of the earnings and goal bonus amounts. In any determination by the Steering Committee of Employee's bonus, Employee agrees to recuse himself from any such proceedings.

           4.2 2003, 2004 and 2005 Bonus

           Employee's target bonus for years 2003, 2004 and 2005, subject to the terms and conditions of this Agreement, will be $110,000, $120,000 and $130,000, respectively. Bonus components and weighting factors will be determined based upon the goals and objectives of the Company, which will be mutually agreed upon.

         5. Other Benefits.

            5.1 During the Employment Term, Employee shall be entitled to participate and shall be included in the Five Star Group 401(K) Plan to the extent that he is eligible under its general provisions, and to participate in all of the Company's benefit plans such as group insurance, hospitalization, medical and disability plans in accordance with their provisions, and shall be afforded participation in other benefits extended by the Company from time to time to its employees, such as vacations, holidays, sick leave and related programs. The Company may, at any time, terminate any of these plans or benefits with respect to all of its employees, to the extent permitted by law, without obligation to Employee.

            5.2 During the Employment Term, the Company shall provide Employee with an automobile for his business use and shall reimburse Employee for all reasonable expenses reasonably related to the performance of Employee's duties

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hereunder, including the cost of gasoline, maintenance and insurance for his automobile and his lease payment.

            5.3 During the Employment Term, Employee shall be entitled to 20 days paid vacation each calendar year at such time or times as shall be convenient to Employee and the Company.

            5.4 Subject to shareholder approval, the Company shall grant to Employee under the Company's option plan, a five-year stock option to purchase 150,000 shares of Common Stock of the Company at an exercise price equal to the market price on the date of grant, in accordance with the terms of the stock option agreement. Such options shall vest 20% on the date hereof and 20% of every anniversary thereafter.

            5.5 Employee will be reimbursed for his reasonable expenses (the reasonableness thereof to be determined in accordance with the Company's past practice) actually incurred or paid by him during the Employment Term, in promoting the business of the Company upon presentation of a written itemized account and proper receipts.

            5.6 The Company presently maintains an office for the Employee at 903 Murray Road, East Hanover, New Jersey. The Company agrees to continue to maintain this or a similar office for the Employee during the Employment Term at a location mutually acceptable to the parties.

         6. Termination.

            6.1 Notwithstanding the provisions of paragraph 1 hereof, or any other provision of the Agreement regarding termination or discharge, the Company may immediately terminate the employment of Employee upon the occurrence of any of the following events:

                (a) the death of Employee;

                (b) the breach by Employee of any of the terms of this
            Agreement, provided that the Company shall give 15 days notice prior to termination for any breach of any of the terms of this Agreement which are capable of cure;

                (c) the gross neglect by Employee of his duties hereunder
            continuing for 30 days after written warning issued to the Employee setting forth the conduct constituting such gross neglect;

                (d) the conviction of Employee for any felony or any crime involving moral turpitude;

                (e) the conviction of Employee of any lesser crime or offense involving the property of the Company or any of its affiliates;

                (f) the commission by Employee of any act of fraud or
            dishonesty;

                (g) the engagement by Employee in misconduct resulting in
            serious injury to the Company; or


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                (h) the physical or mental disability of Employee, whether totally or partially, if he is unable to perform substantially his duties hereunder for a period (i) of two (2) consecutive months, or
            (ii) shorter periods aggregating three (3) months during any twelve month period, such termination to be effective thirty (30) days after written notice of such decision has been delivered to Employee.

                If Employee's employment is terminated by the Company pursuant to (i) paragraph (b), (c), (d), (e), (f), or (g), Employee shall not be entitled to any compensation, including without limitation, the Bonus, if any, set forth in paragraph 4, after the date of termination for the year in which the termination takes place or
            (ii) pursuant to paragraph (a) or (h), Employee shall be entitled to receive his base salary as then in effect for the month during which termination shall occur (in the case of paragraph (a)) or the month during which notice of termination is given (in the case of paragraph (h)), together with his base salary for four (4) months thereafter, and in the event the month during which termination shall occur (in the case of paragraph (a)) or notice of termination is given (in the case of paragraph (h)) shall be more than six (6) months into the then-current contact year, his bonus for that year prorated through the date of termination.

            6.2 Employee's employment may be immediately terminated by the Company for any reason, other than those set forth in paragraph 6.1 hereof, provided however, that the Company shall be obligated to continue to pay Employee's base salary as then in effect for the period commencing from the date of termination and ending on the termination date of this Employment Agreement, provided however, that the Company shall only be obligated to pay the Bonus, if any, set forth in paragraph 4, through the date of termination on a pro rata basis.

            6.3 The provisions in paragraph 7 hereof shall continue in full force and effect following the termination of Employee pursuant to this Agreement for whatever reason.

            7. Non-Competition, Non-Solicitation, Confidential Information.

            7.1 Non-Competition. Employee agrees that he will not during the period he is employed by the Company under this Agreement or otherwise and for a period of six months thereafter, directly or indirectly, by any means or device whatsoever for himself or on behalf of or in conjunction with any person or entity, compete with or be engaged in, or participate, directly or indirectly, in the same business as the Company. For purposes hereof, the term "participate in" shall mean: directly or indirectly, for his or its own benefit, or for, through or with any other person, firm or corporation, own, manage, control, loan money to, or participate in the ownership, management, operation, control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his or its name in connection with any of the foregoing.

            7.2 Non-Solicitation. In consideration of all the payments to be made, and other benefits to be made available to the Employee hereunder, the Employee and any company which then employs Employee, will not during the period he is employed by the Company under this Agreement or otherwise and for a period of two (2) years thereafter, directly or indirectly, by any means or device whatsoever, for himself or on behalf of or in conjunction with any person or entity, do or cause to be done, in any geographic area in which the Company is conducting business: induce, entice or attempt to hire any employee or former employee of the Company or any of its subsidiaries, or induce, solicit or attempt to entice away from the Company any suppliers.


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         7.3 Confidential Information. The Employee hereby recognizes for the purposes of this Agreement that unpublished information, whether patentable, technical, commercial or otherwise, including but not limited to, materials, specifications, machinery and equipment, designs, processes, formulae, costs, financial data, invoices, price sheets, sales data and analysis, lists of customers as well as information about their technical problems and needs, purchasing habits and idiosyncrasies and internal purchasing procedures and names of buyers, or business projections used by the Company in its business, constitute valuable trade secrets or confidential business information (referred to herein collectively the "Confidential Information") and are the property of the Company.

            In consideration of all the payments to be made, and other benefits to be made available, to the Employee hereunder, the Employee hereby agrees that he shall (i) not, directly or indirectly, disclose or use the Company's Confidential Information other than in the business of the Company during or after his employment without the prior written consent of the Company; (ii) not directly or indirectly, take or remove any of the Company's Confidential Information from the Company's premises, whether in the form of manuals, printed sheets, reproductions, personal notes or otherwise, without the prior written consent of the Company; and (iii) safeguard all Confidential Information at all times so that it is not exposed to, or taken by, unauthorized persons, and when Confidential Information is entrusted to him, exercise his best efforts to assure its safekeeping.

            Notwithstanding any other provisions of this Agreement, information known to Employee prior to his employment by the Company, as well as published information, information not generally regarded as secret, information in the public domain, information which is commonly known or readily available, information which has been previously disclosed in the industry, and the observations, opinions, conclusions and/or impressions made, formed and/or reached by Employee during the term of this Agreement shall not be deemed or construed to be Confidential Information for the purposes of this Agreement or otherwise.

            Employee further agrees to deliver to the Company, immediately upon termination of this Agreement for any reason, all Confidential Information and materials, including personal notes and reproductions, relating to the Company's business.

            7.4 If the Employee violates any of the covenants in this Section 7, then the term of each such covenant violated shall be automatically extended for a period of six (6) months (with respect to 7.1) or two (2) years (with respect to 7.2) from the date on which the Employee permanently ceases such violation or for a period of six (6) months or two (2) years, respectively, from the date of entry by a court of competent jurisdiction of a final order of judgment enforcing the covenant, whichever date is later, but in no event to exceed 12 months or four (4) years, respectively. The Company shall have the right and remedy to require the Employee to account for and pay over to the Company all profits or other benefits derived or received by the Employee as a result of any transactions constituting a breach of each such covenant violated, and the Employee hereby agrees to account for and pay over such profits or other benefits to the Company.

            Each of the rights and remedies enumerated in this paragraph 7.4 shall be independent of the others, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under the law or in equity.


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            Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope, or other provisions thereof, then in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

            In connection with the limited protection afforded the Company by the ancillary covenants contained in Sections 7.1, 7.2 and 7.3, the Employee hereby recognizes that the Company's need for the covenants is based on the fact that the Company is engaged in a highly competitive business and would suffer great loss if Employee were to terminate his employment and thereafter compete with, induce, entice or attempt to hire any employees or solicit any customers of the Company. Furthermore, Employee recognizes that the Company has expended substantial time, money and effort to obtain or develop the Confidential Information which Employee will be personally entrusted to and exposed to during the Employment Term.

            8. No Conflicting Agreement. In order to induce the Company to enter into this Agreement with respect to the employment of the Employee on the terms and conditions set forth herein, the Employee hereby represents and warrants that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve as an Employee of the Company.

            9. Review by Counsel. The Employee acknowledges that he has been informed of the advisability of consulting with his own counsel regarding this Agreement, and has in fact consulted counsel, who has participated in the drafting of this Agreement.

            10. Notices. Any notice, request, demand and other communication provided for by this Agreement shall be sufficient if in writing and if delivered by hand or sent by registered or certified mail (return receipt requested) to the Employee at the last address he has filed in writing with the Company, or in the case of the Company, at its principal executive offices to the attention of its General Counsel. Any such notice, request, demand or other communication shall be deemed given when received, if delivered by hand, or when signed for by the addressee or its/his agent, if sent by registered or certified mail.

            11. Heirs and Successors Bound. This Agreement shall be binding on the heirs, administrators, and personal representatives of Employee and upon the successors or assigns of the Company.

            12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            13. Integration: Amendment of Agreement. This Agreement contains the entire agreement between the Company and Employee and supersedes all prior negotiations and written or oral agreements between the Company and Employee. No alteration, modification, amendment or other change of this Agreement shall be binding on the parties unless in writing, approved by the Company's President or Board of Directors and executed by authorized officers of the Company and executed by the Employee.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.



                                            FIVE STAR GROUP, INC.




                                            BY: ____________________




                                                ____________________
                                                Charles Dawson


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